Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

April 26, 2018

With Q1 2018 Earnings Up 28%, Cass Information Systems, Inc.

Reports Record Quarterly Performance

Revenues up 11%, Pretax Net Income up 23%, Raises Cash Dividend 8%

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), a leading provider of transportation, energy, telecom and waste invoice payment and information services, reported first quarter 2018 earnings of $.65 per diluted share, an increase of 28% from the $.51 per diluted share it earned in the first quarter of 2017. Net income for the period was a record $8.1 million, compared to $6.3 million in 2017.

	March 31, 2018	March 31, 2017	% Change
Transportation Invoice Volume	9.1 million	8.4 million	9.7%
Transportation Dollar Volume	$6.8 billion	$5.9 billion	15.6%
Facility Expense Transaction Volume*	7.1 million	6.8 million	4.5%
Facility Expense Dollar Volume*	$3.4 billion	$3.2 billion	8.3%
Revenues	$36.0 million	$32.3 million	11.4%
Net Income	$8.1 million	$6.3 million	28.3%
Diluted Earnings Per Share	$.65	$.51	27.5%

*Includes Energy, Telecom and Waste

2018 1st Quarter Recap

Against the backdrop of a strengthening global economy, first quarter 2018 revenue increased 11% and net income increased 28%. Also driving the record performance was continued expansion of the customer base; the development, deployment and extension of new revenue-generating services; higher interest rates; and income tax reform. The solid bottom-line advances were achieved despite significant expenditures in new technology and infrastructure to support future service growth.

Highlighting first quarter performance was a 16% increase in transportation dollar volume. Increased carrier and fuel prices combined with higher volume from current accounts to produce the notable result. Transportation invoice volume was also up 10% for the period.

Facility-related (electricity, gas, waste and telecom expense management) dollar volume increased 8%. New customer wins, combined with increased volume from current accounts, fueled the increase. Facility expense transactions were also up 5% for the period.

Consolidated operating expenses increased $1.9 million (8%) due mainly to on-going strategic investment in the technology and staff required to win and support new business.

“We are thrilled to report the strongest quarterly results in company history,” stated Eric H. Brunngraber, Cass chairman and chief executive officer. “This exceptional performance was the result of successfully executing our growth strategy combined with the effects of a strong economy, improving interest rate environment and tax reform.”

Cash Dividend Declared

On April 24, 2018, the company’s board of directors declared a second quarter dividend of $.26 per share payable June 15, 2018 to shareholders of record June 5, 2018. The new quarterly dividend is two cents or 8% higher than the previous pay-out of 24 cents per share. Cass has continuously paid regularly scheduled cash dividends since 1934.

“In authorizing a mid-year increase in the cash dividend, Cass directors again demonstrated their commitment to rewarding shareholders and optimism about the immediate and long-term prospects of the company,” said Brunngraber.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $50 billion annually on behalf of clients, and with total assets of $1.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2017.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2018 and 2017:

	Quarter Ended March 31, 2018	Quarter Ended March 31, 2017
Transportation Invoice Volume	9,191	8,375
Transportation Dollar Volume	$6,790,747	$5,876,843
Facility Expense Transaction Volume	7,121	6,813
Facility Expense Dollar Volume	$3,438,203	$3,175,913
Payment and Processing Fees	$24,827	$22,289
Net Investment Income	10,609	9,519
Gains on Sales of Securities	13	—
Other	534	482

Total Revenues	$35,983	$32,290

Personnel	$20,382	$18,799
Occupancy	854	842
Equipment	1,308	1,304
Other	3,638	3,373

Total Operating Expenses	$26,182	$24,318

Income from Operations before Income Tax Expense	$9,801	$7,972
Income Tax Expense	1,709	1,665

Net Income	$8,092	$6,307

Basic Earnings per Share	$.66	$.51

Diluted Earnings per Share	$.65	$.51

Average Earning Assets	$1,416,283	$1,316,034
Net Interest Margin	3.23%	3.37%
Allowance for Loan Losses to Loans	1.45%	1.51%
Non-performing Loans to Total Loans	—	.03%
Net Loan (Recoveries) / Charge-offs to Loans	—	—
Provision for Loan Losses	$—	$—